EXHIBIT 99.1

American Cannabis Company Signs Licensing Manufacturing

Agreement and Develops Strategy to Service North America with its Proprietary SoHum Living Soils™

DENVER, CO – September 25, 2014 / - Brazil Interactive Media, Inc. d/b/a American Cannabis Company Inc. (OTCQB: BIMI) (the “Company” or “ACC”) an industry-specific advisory and consulting group that helps businesses obtain medical marijuana licenses and services customers with proprietary and distributed cultivation facilities and products, today announced the signing of a licensing agreement with Maine-based Coast of Maine Organic Products and its strategy to service both the US and Canadian markets with its SoHum® Living Soil – a branded growing medium.

On September 22, American Cannabis Company (“ACC”) and Coast of Maine Organic Products (“COM”) entered into a licensing agreement whereby COM will manufacture, blend and distribute ACC’s SoHum Living Soil™. Developed by the Company’s Chief Development Officer, Ellis Smith in conjunction with Felicia Newman, a chemical engineer with 10+ years of organic gardening experience. SoHum™ is the Company’s proprietary formulation of PH balanced, fully amended coco/perlite medium which is designed to be time released medium with premium amendments that are made readily available by beneficial microbes allowing for the perfect balance of macro and micronutrients to handle all of your plant needs for medical-grade cannabis production. The soil produces a high quality medical grade product that passes stringent testing requirements and reduces operator error. COM will begin manufacturing SoHum™ for distribution and sale to the US market in an exclusive, five-year agreement with performance goals. ACC will sell SoHum™ in retail bags and bulk sales to licensed medical marijuana facilities throughout the US. COM will sell SoHum™ in retail bags and bulk sales to its current 500 retail clients. The agreement will provide ACC with the full revenue stream on sales of SoHum™, which both companies have estimated as $300,000 the first full year of its cooperation.

“SoHum Living Soil™ is the result of several years of development, trials, customer feedback and strict guidlines to meet organic standards while yet providing the market a soil technology to increase production while limiting disease risk and operator error,” stated Corey Hollister, CEO of American Cannabis Company. “We maintain high expectations for the performance of all our products and believe this will provide our partners with the best solution to increase their quality and service to their patients.”

American Cannabis Company services Canadian-based Organigram, Inc. (TSX-V: OGI) (OTC US:OGRMF) with its SoHum™ Living Soil. With sales of SoHum™ to Organigram, the soil was used to cultivate medicine for Canadian patients and passed testing by Health Canada, known for its comprehensive and stringent testing requirements for medical cannabis. Organigram has been a client of ACC for 10 months and been producing medical cannabis using SoHum™ for 7 months. ACC has recognized approximately $60,000 of revenue through Q2FY14 from Organigram, of which SoHum has accounted for $4,500. To service Organigram and the Canadian market’s increasing demand, ACC will have a second licensing partner, in Canada, combined this will allow ACC to fully service the collective North American market.

Organigram Inc. CEO, Denis Arsenault states, “We have been very pleased with the technology and soil mediums provided by ACC. Our partnership, along with expertise that out Master Grower brings to the table, has given Organigram Inc the competitive advantage needed to deliver the best Medicinal Marijuana possible to our Customers and the Canadian Market.”

About Organigram

ORGANIGRAM, Inc. is licensed by Health Canada to be an Authorized Licensed Producer under MMPR. Headquartered in Moncton, NB, ORGANIGRAM, Inc. specializes in the production of Condition Specific Medical Marihuana under license from Health Canada. Our company is subject to the Marihuana for Medical Purposes Regulation (MMPR), including the Good Manufacturing Practices as well as the security directives as defined by the Office of Controlled Substances.

For more information, please visit: www.organigram.ca

About Coast of Maine:

There is a long composting tradition in Maine and Maritime Canada, especially among the region's salmon, wild blueberry and shellfish processors. In the late 1980's the State formed the Maine Compost Team - a group of specialists from the State Departments of Agriculture and Environmental Protection and the University of Maine Cooperative Extension Service - to help many of these processors set up successful composting programs. This expanding line of organically approved plant food and compost-based soils represents a real environmental win-win: we are finding important new uses for our region's natural resources and introducing our customers to a cost-effective alternative for growing beautiful, healthy, disease and pest resistant plants.

For more information, please visit: www.coastofmaine.com

About American Cannabis Company:

American Cannabis Company (“ACC”) owns and operates two vertically integrated businesses, American Cannabis Consulting and The Trade Winds Inc., which deliver an end-to-end solution for their customers and clients within the cannabis industry. Through these businesses, ACC provides industry specific advisory and consulting services, manufactures cultivation products and facilities, and manages a strategic group partnership that produces private label customer products. ACC has successfully procured licensing agreements for its clients in several states and is accessing existing and new growth opportunities, in both domestic and international cannabis markets.

For more information, please visit: www.americancannabiscompanyinc.com

Forward Looking Statements

This news release contains "forward-looking statements" which are not purely historical and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the development, costs and results of new business opportunities. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with new projects. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K for the most recent fiscal year, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission. For more information, please visit www.sec.gov.

Contact:

Company

John Mattio

Corporate, Media and Investor Communications

Phone: (720) 466-3789

john@americancannabisconsulting.com

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